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                                                                      EXHIBIT 10

                             ALLIANCE HEALTH, INC.
                                LEASE AGREEMENT

State of Texas     )
                   )
County of Dallas   )

        This Agreement is made this 31st day of October, 1995, between Alliance Health, Inc. ("Alliance") and Metroplex Specialties, P.A.. ("Customer").

        Alliance would like to enter into a Lease Agreement with Customer on the following terms and conditions and the Customer would also like to accept a Lease Agreement with Alliance on the terms and conditions indicated in this document.

        In consideration of the agreements and covenants contained in this contract and other valuable consideration, the receipt of which is acknowledged, the parties intending to be legally bound, agree as follows:

        1.     PERMISSION TO USE.  Alliance grants to Customer the exclusive
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right to use one Hitachi Magnetic Resonance Imaging System with equipment (the
"Equipment") as shown below:

               Hitachi Magnetic Resonance Imaging System
               Model #MRP-7000
               Serial No. 70-142

        2.     TERM.  The term of this Agreement begins on October 31, 1995 and
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shall continue for the next twelve months.  At the expiration of the initial twelve month term, this Agreement shall continue automatically on a month-to-month basis unless the Customer gives Isotechnologies 60 days written notice of termination.

        3.     PAYMENT OF LEASE.  During the initial twelve month term of this
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Agreement or any month-to-month continuation period, the Customer shall pay
Lease to Alliance in the amount of $300/scan.

        4.     SERVICE.  Service on the Equipment for normal wear and tear shall
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be the responsibility of Alliance during the first twelve month term of this
Agreement. In conducting its service responsibilities, Alliance shall endeavor to have all service problems resolved within two working days after notification by Customer.

        5.     TAXES.  All taxes, including Sales, Property and Use Tax, if
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any, will be Customer's responsibility.

        6.     CONDITIONS.  During the term of this Agreement, and as a
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condition to the continued use of the Equipment, Customer warrants and represents the following:
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               a.    That Customer has the power and authority to enter into
                     this Agreement and any other agreements or instruments required by this relationship;

               b. That Customer shall at its own expense obtain and maintain insurance on the Equipment against loss or damage by fire, theft, explosion, or any other hazard or risk covered by extended coverage insurance. In addition, Customer shall obtain and maintain public liability insurance against claims for bodily injury, death or property damage arising out of the use, possession, operation or condition of the Equipment in an amount not less than $1.0 million.

        7.     RISK OF LOSS.  Customer assumes all responsibility for loss
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attributable to the use of the Equipment and all risk of loss should the
Equipment be damaged or destroyed regardless of the cause of loss.

        8.     INDEMNITY.  Alliance assumes financial responsibility for product
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liability claims against Alliance which are attributable to manufacturing defects in the Equipment. Customer assumes responsibility for all other claims or losses, including reasonable attorney's fees, attributable to the Equipment while in Customer's possession or due to Customers' failure to comply with this Agreement.

        9.     DISCLAIMER.  Alliance makes no warranty representation, express
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or implied, of merchantability or otherwise, including but not limited to the fitness, condition or capacity of the Equipment. Alliance shall not be liable for consequential damages resulting from customer's use of the Equipment. Further, both parties acknowledge that Alliance assumes no responsibility for, nor does it participate in, practice or other health care/business decisions of the Customer.

        10.    TITLE.  Title to the Equipment shall remain with Alliance.
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Alliance is entitled to place a decal or other such identification on the
Equipment to indicate its ownership. Customer shall protect and defend Alliances' title to the Equipment from and against all claims, encumbrances, liens and legal process and will keep the Equipment free and clear of all such claims, encumbrances, liens and legal process. The Equipment shall not be removed from the address shown in this Agreement without the prior written consent of Alliance. The Equipment shall be returned (if applicable) to Alliance in good condition, reasonable wear and tear excepted.

        11.    WAIVER.  Alliances' failure to enforce or require strict
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performance by Customer of any provision of this Agreement will not waive or diminish any right Alliance has to thereafter demand strict compliance and performance with the terms of this Agreement.

        12.    DEFAULT.  Anyone of the following events will be an event of
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default:

               a. The failure by Customer to timely perform, keep, or observe any obligation contained in this Agreement.





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               b.    The filing or commencement of any application or proceeding by or against Customer under the Bankruptcy Act or for the appointment of a receiver, trustee, or custodian for all or any part of the property of Customer;

               c. The failure to use the Equipment in accordance with generally accepted practices and procedures.

        13.    REMEDIES.  If a default should occur, Alliance has the right to
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do any one or more of the following:

               a. Declare any obligation for unpaid Lease or other amounts immediately due and payable and proceed against Customer therefor;

               b. Declare this Agreement terminated. Such termination will not affect or impair any obligations or right relating to transactions which occurred prior to the termination;

               c. Enter the premises where the Equipment is kept and take possession of the Equipment.

        14.    MISCELLANEOUS.  This Agreement is governed by Texas law and is
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the full statement of the agreement between Customer and Alliance. This
Agreement may only be amended in writing and the amendment must be signed by the parties. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties; however, the Customer cannot assign its obligations under this Agreement without the prior written consent of Alliance.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be signed and sealed the day and year first above written.

CUSTOMER:                                     ALLIANCE HEALTH, INC.

By:_______________________________            By:____________________________
Print: SARKIS J. KECHEJIAN, M.D.              Print: SHARILYN J. BRUNTZ WILSON
Title: President                              Title: Vice President

Indicate below the address and phone number where Equipment will be located. The Equipment cannot be removed from the location indicated without prior written authorization by Alliance.

                             200 W. Colorado Blvd.
                             Dallas, TX 75208
                             (214) 948-8339





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